Exhibit 99.1

Hydrofarm Holdings Group Announces Second Quarter 2022 Results
Company Reiterates Updated Full Year 2022 Outlook

Shoemakersville, PA, — August 9, 2022 — Hydrofarm Holdings Group, Inc. (“Hydrofarm” or the “Company”) (Nasdaq: HYFM), a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture (“CEA”), today announced financial results for its second quarter ended June 30, 2022.

Second Quarter 2022 Highlights vs. Prior Year Period:
•Net sales decreased to $97.5 million compared to $133.8 million.
•Gross Profit decreased to $7.3 million compared to $29.6 million. Adjusted Gross Profit(1)(2) was $9.1 million compared to $30.2 million.
•Net loss was $(203.3) million, or $(4.53) per diluted share, compared to net income of $2.3 million, or $0.05 per diluted share. Net loss in the second quarter of 2022 included a non-cash charge of $189.6 million in goodwill impairment and a $10.2 million inventory reserve. Adjusted Net Loss(1)(2) was $(8.4) million, or $(0.19) per diluted share, compared to Adjusted Net Income(1)(2) of $12.9 million, or $0.31 per diluted share.
•The Company recorded a $10.2 million inventory reserve during the quarter, which was not treated as an adjustment. Adjusted EBITDA(1)(2) decreased to $(6.8) million compared to $16.2 million,.

Full Year 2022 Outlook:
•Net sales of approximately $330 million to $347 million.
•Adjusted EBITDA(1)(2) of $(25) million to $(16) million.

(1) Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net (Loss) Income, Adjusted EPS, Adjusted SG&A, Adjusted SG&A as a percent of net sales, and Adjusted EBITDA are non-GAAP measures. For reconciliations of GAAP to non-GAAP measures see the “Reconciliation of Non-GAAP Measures” accompanying the release.

(2) As a result of the $10.2 million inventory reserve, Adjusted Gross Profit, Adjusted Net (Loss) Income, Adjusted EPS, and Adjusted EBITDA were negatively impacted.

Bill Toler, Chairman and Chief Executive Officer of Hydrofarm, said, “Our second quarter results reflect the ongoing impact of the hydroponic industry recession in the U.S. and Canada. Nonetheless, we took positive steps to lower our cost structure and maintain a solid liquidity position."

Toler added, "Despite the external challenges, the strength of Hydrofarm continues to be driven by the quality of our people and our brands. Additionally, we believe our strong consumable sales mix gives us insulation against further weakness in the category. We remain confident that the industry will eventually return to normalized growth, and the actions we are taking to refine our organization will leave our business leaner and stronger, and as a result, better positioned to take advantage of future growth opportunities."

Second Quarter 2022 Financial Results
Net sales in the second quarter of 2022 decreased to $97.5 million compared to the second quarter of 2021, driven by an approximate 29.9% decrease in volume of products sold, offset by an approximate 3.1% increase in price and mix of products sold, and an approximate 0.3% decline from unfavorable foreign exchange rates. The decrease in product volumes was primarily related to an agricultural oversupply, partially offset by a 13.5% benefit from recently acquired proprietary brands.

Gross profit decreased to $7.3 million, or 7.5% of sales, during the second quarter of 2022 was primarily due to the aforementioned decrease in net sales and a $10.2 million inventory reserve. Adjusted Gross Profit(1)(2) was $9.1 million or 9.3% of net sales, compared to $30.2 million or 22.5% in the second quarter of 2021. Adjusted gross profit margin(1)(2) was negatively impacted by a $10.2 million increase in inventory reserves primarily related to lighting products. During the second quarter of 2022, we experienced higher freight and labor costs, partially offset by pricing actions and a favorable sales mix of the Company’s proprietary brand products compared to the prior year period.

Selling, general and administrative (“SG&A”) expense was $26.0 million in the second quarter of 2022, or 26.6% of net sales, compared to $27.3 million in the second quarter of 2021, or 20.4% of net sales. The decrease in SG&A expense was primarily related to a reduction in acquisition expenses of $8.4 million, partially offset by higher depreciation, depletion and amortization expenses of $4.7 million. Adjusted SG&A(1)(2) increased to $15.9 million or 16.3% of net sales in the second quarter of 2022, compared to $14.0 million or 10.5% of net sales in the prior year period. The increase in Adjusted SG&A(1)(2) primarily relates to increases in compensation costs, facility costs, and insurance expenses. The added costs were largely the result of our distribution center expansions and the five acquisitions completed in 2021.

Net loss was $(203.3) million, or $(4.53) per diluted share, in the second quarter of 2022, compared to a net income of $2.3 million, or $0.05 per diluted share in the second quarter of 2021. Net loss for the second quarter of 2022 included a non-cash expense of $189.6 million in goodwill impairment and $10.2 million in inventory reserve. Excluding impairment and certain other adjustments, but not adjusting for the inventory reserve, Adjusted Net Loss(1)(2) was $(8.4) million, or $(0.19) per diluted share, in the second quarter of 2022, compared to Adjusted Net Income(1)(2) of $12.9 million, or $0.31 per diluted share, in the second quarter of 2021.

Adjusted EBITDA(1)(2) was $(6.8) million, or (7.0)% of net sales, for the second quarter of 2022, compared to $16.2 million, or 12.1% of net sales, in the second quarter of 2021. The decrease in Adjusted EBITDA(1)(2) was primarily related to lower gross profit due to a decline in net sales and an additional inventory reserve of $10.2 million.

Balance Sheet and Liquidity
As of June 30, 2022, the Company had $27.4 million in cash, cash equivalents and restricted cash, an aggregate principal amount of debt outstanding of $126.7 million (including $0 drawn on the Company’s revolving credit facility, approximately $124.4 million in principal balance on its Term Loan and approximately $2.4 million in finance leases and other debt), $15.3 million in contingent payments (composed of an earn-out on the 2021 Aurora acquisition which was subsequently paid out in July 2022) and approximately $70 million of available borrowing capacity under its revolving credit agreement. The Company decreased its net debt by approximately

$14.1 million during the second quarter by improving its working capital position and controlling costs. The Company was in compliance with all debt covenants as of June 30, 2022.

Full Year 2022 Outlook
The Company is reiterating its full year 2022 outlook, which was updated on August 2, 2022:

•Net sales of approximately $330 million to $347 million, which assumes similar sales levels to those experienced from late second quarter through July 2022 continue over the remaining months in the fiscal year, combined with some further reduction to account for holiday shortened months in the fourth quarter.
•Adjusted EBITDA(1)(2), which is impacted by $13.4 million of inventory reserves in the year-to-date period, of $(25) million to $(16) million, which assumes no further material increase in the amount of inventory or accounts receivable reserves.

The Company’s 2022 outlook includes the following updated assumptions:

•Capital expenditures of approximately $7.5 million to $9.0 million; and
•An estimated tax expense between $0 and $2 million for the full year, excluding the large discrete tax benefit of approximately $12 million recognized in the first half of 2022.

With respect to projected fiscal year 2022 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable effort due to the variability, complexity and low visibility with respect to certain items, including, but not limited to, impairment, certain potential future acquisition expenses, and the potential tax implications of these estimated expenses, all of which are excluded from Adjusted EBITDA. The Company expects the variability of these items to have a potentially unpredictable, and potentially significant, impact on its future GAAP financial results.

(1) Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net (Loss) Income, Adjusted SG&A, Adjusted SG&A as a percent of net sales, and Adjusted EBITDA are non-GAAP measures. For reconciliations of GAAP to non-GAAP measures see the “Reconciliation of Non-GAAP Measures” accompanying the release.

(2) Adjusted Gross Profit, Adjusted Net Income and Adjusted EBITDA were negatively impacted, as a result of the inventory reserves of $10.2 million and $13.4 million, in the three and six months periods, respectively, ended June 30, 2022.

Conference Call
The Company will host a conference call to discuss financial results for the second quarter 2022 today at 4:30 p.m. Eastern Time. Bill Toler, Chairman and Chief Executive Officer, and John Lindeman, Chief Financial Officer, will host the call.

The conference call can be accessed live over the phone by dialing 412-317-6026. A replay will be available after the call until Tuesday, August 16, 2022 and can be accessed by dialing 412-317-6671. The passcode is 10168842. The conference call will also be webcast live and archived on the corporate website at www.hydrofarm.com, under the “Investors” section.

About Hydrofarm
Hydrofarm is a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture, including grow lights, climate control solutions, growing media and nutrients, as well as a broad portfolio of innovative and proprietary branded products. For over 40 years, Hydrofarm has helped growers make growing easier and more productive. The Company’s mission is to empower growers, farmers and cultivators with products that enable greater quality, efficiency, consistency and speed in their grow projects.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

The market in which we operate has been substantially adversely impacted by industry conditions, including oversupply and decreasing prices of the products our end customers sell, which, in turn, has materially adversely impacted our sales and other results of operations and which may continue to do so in the future; If industry conditions worsen or are sustained for a lengthy period, we could be forced to take additional impairment charges and/or inventory and accounts receivable reserves, which could be substantial, and, ultimately, we may face liquidity challenges; Although equity financing may be available, the current stock prices are at depressed levels and any such financing would be dilutive. The ongoing COVID-19 pandemic could have a material adverse effect on the Company’s business, results of operation, financial condition and/or cash flows; Interruptions in the Company's supply chain, whether due to COVID-19 or otherwise could adversely impact expected sales growth and operations; The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues; Certain of the Company’s products may be purchased for use in new or emerging industries or segments, including the cannabis industry, and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative and enforcement approaches, and consumer perceptions and, among other things, such laws, regulations, approaches and perceptions may adversely impact the market for the Company’s products; The market for the Company’s products has been impacted by conditions impacting its customers, including related crop prices and other factors impacting growers; Compliance with environmental and other public health regulations or changes in such regulations or regulatory enforcement priorities could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products; Damage to the Company’s reputation or the reputation of its products or products it markets on behalf of third parties could have an adverse effect on its business; If the Company is unable to effectively execute its e-commerce business, its reputation and operating results may be harmed; The Company’s operations may be impaired if its information technology systems fail to perform adequately or if it is the subject of a data breach or cyber-attack; The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business; Acquisitions, other strategic alliances and investments could result in operating and integration difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations. Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s annual, quarterly and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contacts:
Investor Contact
Fitzhugh Taylor / ICR
ir@hydrofarm.com

Hydrofarm Holdings Group, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Net sales	$97,508	$133,800	$208,885	$245,189
Cost of goods sold	90,169	104,210	184,940	192,376
Gross profit	7,339	29,590	23,945	52,813
Operating expenses:
Selling, general and administrative	25,974	27,259	66,221	44,100
Impairments	189,572	—	192,328	—
(Loss) income from operations	(208,207)	2,331	(234,604)	8,713
Interest expense	(2,424)	(54)	(4,790)	(144)
Loss on debt extinguishment	—	—	—	(680)
Other income, net	458	43	356	127
(Loss) income before tax	(210,173)	2,320	(239,038)	8,016
Income tax benefit (expense)	6,861	(63)	12,430	(819)
Net (loss) income	$(203,312)	$2,257	$(226,608)	$7,197

Net (loss) income per share:
Basic	$(4.53)	$0.06	$(5.06)	$0.20
Diluted	$(4.53)	$0.05	$(5.06)	$0.18
Weighted-average shares of common stock outstanding:
Basic	44,910,193	37,862,417	44,814,881	35,792,374
Diluted	44,910,193	42,044,929	44,814,881	40,523,686

Hydrofarm Holdings Group, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$26,447	$26,607
Restricted cash	998	1,777
Accounts receivable, net	32,046	41,484
Inventories	157,348	189,134
Notes receivable	475	622
Prepaid expenses and other current assets	9,757	9,760
Total current assets	227,071	269,384
Property, plant and equipment, net	52,622	50,473
Operating lease right-of-use assets	51,923	45,245
Goodwill	—	204,868
Intangible assets, net	313,464	314,819
Other assets	4,169	6,453
Total assets	$649,249	$891,242
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$23,687	$26,685
Accrued expenses and other current liabilities	26,130	33,996
Deferred revenue	11,333	18,273
Current portion of lease liabilities	8,130	7,198
Current portion of long-term debt	2,125	2,263
Total current liabilities	71,405	88,415
Long-term lease liabilities	44,705	38,595
Long-term debt	119,019	119,517
Deferred tax liabilities	—	5,631
Other long-term liabilities	4,882	3,904
Total liabilities	240,011	256,062
Commitments and contingencies (Note 13)
Stockholders’ equity
Common stock ($0.0001 par value; 300,000,000 shares authorized; 45,011,652 and 44,618,357 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively)	4	4
Additional paid-in capital	779,911	777,074
Accumulated other comprehensive loss	(3,553)	(1,382)
Accumulated deficit	(367,124)	(140,516)
Total stockholders’ equity	409,238	635,180
Total liabilities and stockholders’ equity	$649,249	$891,242

Hydrofarm Holdings Group, Inc.
RECONCILIATION OF NON-GAAP MEASURES
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Reconciliation of Adjusted Gross Profit:
Gross Profit (GAAP)	$7,339	$29,590	$23,945	$52,813
Depreciation, depletion and amortization	1,153	231	2,862	445
Severance and other[3]	169	—	178	—
Acquisition expenses[4]	429	350	4,367	350
Adjusted Gross Profit (Non-GAAP)	$9,090	$30,171	$31,352	$53,608

As a percent of net sales:
Gross Profit Margin	7.5%	22.1%	11.5%	21.5%
Adjusted Gross Profit Margin	9.3%	22.5%	15.0%	21.9%

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Reconciliation of Adjusted SG&A:
Selling, general and administrative (GAAP)	$25,974	$27,259	$66,221	$44,100
Distribution center exit costs and other[1]	289	—	1,375	—
Depreciation, depletion and amortization	6,682	1,956	21,914	3,333
Severance and other[3]	165	1	793	16
Acquisition expenses[4]	820	9,216	1,868	9,875
Stock-based compensation[5]	2,080	1,258	5,156	2,516
Investor warrant solicitation fees[6]	—	844	—	844
Adjusted SG&A (Non-GAAP)	$15,938	$13,984	$35,115	$27,516

As a percent of net sales:
SG&A	26.6%	20.4%	31.7%	18.0%
Adjusted SG&A	16.3%	10.5%	16.8%	11.2%

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Reconciliation of Adjusted EBITDA:
Net (loss) income (GAAP)	$(203,312)	$2,257	$(226,608)	$7,197
Interest expense	2,424	54	4,790	144
Income tax (benefit) expense	(6,861)	63	(12,430)	819
Distribution center exit costs and other[1]	289	—	1,375	—
Depreciation, depletion and amortization	7,835	2,187	24,776	3,778
Impairments[2]	189,572	—	192,328	—
Severance and other[3]	334	1	971	16
Acquisition expenses[4]	1,249	9,566	6,235	10,225
Stock-based compensation[5]	2,080	1,258	5,156	2,516
Investor warrant solicitation fees[6]	—	844	—	844
Other income, net	(458)	(43)	(356)	(127)
Loss on debt extinguishment	—	—	—	680
Adjusted EBITDA (Non-GAAP)	$(6,848)	$16,187	$(3,763)	$26,092

As a percent of net sales:
Net (loss) income	(208.5)%	1.7%	(108.5)%	2.9%
Adjusted EBITDA	(7.0)%	12.1%	(1.8)%	10.6%

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Reconciliation of Adjusted Net (loss) income:
Net (loss) income (GAAP)	$(203,312)	$2,257	$(226,608)	$7,197
Distribution center exit costs and other[1]	289	—	1,375	—
Impairments[2]	189,572	—	192,328	—
Severance and other[3]	334	1	971	16
Acquisition expenses[4]	1,249	9,566	6,235	10,225
Stock-based compensation[5]	2,080	1,258	5,156	2,516
Investor warrant solicitation fees[6]	—	844	—	844
Loss on debt extinguishment	—	—	—	680
Depreciation, depletion and amortization[7]	6,231	615	21,377	615
Income tax effect of adjustments[8] and discrete tax benefits[9]	(4,839)	(1,596)	(16,623)	(1,936)
Adjusted Net (loss) income (Non-GAAP)	$(8,396)	$12,945	$(15,789)	$20,157

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Reconciliation of Adjusted EPS:
Net (loss) income per share ("EPS") - Diluted (GAAP):	$(4.53)	$0.05	$(5.06)	$0.18
Impact of adjustments to Net (loss) income (above)	4.34	0.26	4.71	0.32
Adjusted EPS or Net (loss) income per share - Diluted (Non-GAAP):	$(0.19)	$0.31	$(0.35)	$0.50

Diluted weighted-average shares outstanding:	44,910,193	42,044,929	44,814,881	40,523,686

Notes to reconciliations presented above (Adjusted EBITDA, Adjusted Gross Profit, Adjusted SG&A, Adjusted Net (loss) income, and Adjusted Net (loss) income per share - Diluted):
1.Relates to costs incurred to exit and relocate distribution centers in California and Pennsylvania including lease exit costs, transportation, and labor related costs.

2.The Company completed its goodwill impairment testing and recorded an impairment charge of $189.6 million in the three months ended June 30, 2022, due to market softness in demand in the U.S. and Canada. During the quarter ended March 31, 2022, impairment primarily related to a $2.6 million charge associated with a note receivable that originated in 2019 associated with a third party independent processor serving the CBD market.

3.Severance costs incurred during the three and six months ended June 30, 2022 related to workforce reductions to optimize our cost structure.

4.For the three months ended June 30, 2022, this includes non-cash purchase accounting inventory adjustments for House and Garden and Greenstar $0.4 million, and the elimination of acquisition and integration consulting, transaction services and legal fees incurred for the completed Heavy 16, House and Garden, Aurora, Greenstar, and Innovative Growers Equipment acquisitions and certain potential acquisitions of $0.8 million. For the six months ended June 30, 2022 this includes non-cash purchase accounting inventory adjustments for House and Garden, Aurora, Greenstar and Innovative Growers Equipment $4.4 million, the elimination of acquisition and integration consulting, transaction services and legal fees incurred for the completed Heavy 16, House and Garden, Aurora, Greenstar, and Innovative Growers Equipment acquisitions and certain potential acquisitions of $3.4 million, partially offset by the change in fair value of contingent consideration for Aurora of ($1.6 million).

5.Includes stock-based compensation and related employer payroll taxes on stock-based compensation for the periods presented.

6.Reflects the elimination of one-time investor warrant solicitation fees.

7.Depreciation, depletion and amortization increased significantly over the prior year due primarily to several acquisition related purchase-accounting adjustments impacting the three and six months ended June 30, 2022. For purposes of computing adjusted net (loss) income for the quarter ended June 30, 2022, the Company is including the impacts from 2021 acquisitions for comparability to the prior year, including the significant amortization and depreciation expense relating to these acquisitions.

8.Reflects the income tax effect related to adjustments to net (loss) income at the normalized tax rate of 13%, which reflects an estimated tax rate based on the nature of these adjustments. The impairments recorded during the six months ended June 30, 2022 are excluded from these income tax effects as income tax benefits are presented discretely.

9.For the three and six months ended June 30, 2022, the Company recorded discrete income tax benefits of approximately $3.5 million and $12.1 million, respectively, relating to measurement period adjustments associated with 2021 acquisitions, which were primarily recorded in the first quarter, and certain tax benefits related to goodwill impairment in the second quarter.

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). Management believes that certain non-GAAP financial measures provide investors with additional useful information in evaluating our performance and that excluding certain items that may vary substantially in frequency and magnitude period-to-period from net (loss) income provides useful supplemental measures that assist in evaluating our ability to generate earnings and to more readily compare these metrics between past and future periods. These non-GAAP financial measures may be different than similarly titled measures used by other companies.

To supplement our condensed consolidated financial statements which are prepared in accordance with GAAP, we use "Adjusted EBITDA", "Adjusted Gross Profit", "Adjusted SG&A", "Adjusted Net (loss) income", and "Adjusted Net (loss) income per diluted share" or "Adjusted EPS" which are non-GAAP financial measures. Our non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. There are several limitations related to the use of our non-GAAP financial measures as compared to the closest comparable GAAP measures. Some of these limitations include:

We define Adjusted EBITDA as net (loss) income excluding interest expense, income taxes, depreciation, depletion, and amortization, share-based compensation, employer payroll taxes on share-based compensation and other non-cash, unusual and/or infrequent costs (i.e., impairment, restructuring and other expenses, acquisition-related expenses, distribution center exit costs, loss on debt extinguishment and other income, net), which we do not consider in our evaluation of ongoing operating performance.

We define Adjusted EBITDA as a percent of net sales as adjusted EBITDA as defined above divided by net sales realized in the respective period.

We define Adjusted Gross Profit as gross profit excluding depreciation, depletion, and amortization, and other non-cash, unusual and/or infrequent costs (i.e., impairment, restructuring and other expenses, and acquisition-related expenses), which we do not consider in our evaluation of ongoing operating performance.

We define Adjusted SG&A as SG&A excluding depreciation, depletion, and amortization, and other non-cash, unusual and/or infrequent costs (i.e., impairment, restructuring and other expenses, acquisition-related expenses, share-based compensation, employer payroll taxes on share-based compensation, and distribution center exit costs), which we do not consider in our evaluation of ongoing operating performance.

We define Adjusted Net (loss) income as net (loss) income excluding adjustments to stock-based compensation and employer payroll taxes on stock-based compensation, and certain other non-cash, unusual and/or infrequent costs including those relating to our five acquisitions in 2021 (i.e., Depreciation, depletion and amortization related to acquisitions, impairment, restructuring and other expenses, acquisition-related expenses, loss on debt extinguishment, and distribution center exit costs), which we do not consider in our evaluation of ongoing operating performance, and the income tax impact resulting from the above adjustments to net (loss) income.

We define Adjusted Net (loss) income per share - Diluted or Adjusted EPS as adjusted net (loss) income as defined above divided by the weighted average diluted shares outstanding.

The Company defines net debt as total debt principal outstanding less cash, cash equivalents and restricted cash.